Exhibit f(1)

SHORT CERTIFICATE

STATE OF NEW YORK
DEPARTMENT OF FINANCIAL SERVICES

It is hereby certified that the attached copy of Amended and Restated Charter of Lincoln Life & Annuity Company, of Syracuse, New York, amending article 6 increasing the maximum number of the Board of Directors from nine to eleven, as approved by this Department, April 5, 2013, pursuant to Section 1206 of the New York Insurance Law, has been compared with the original on file in this Department and that it is a correct transcript therefrom and of the whole of said original.

[DEPARTMENT SEAL]
In Witness Whereof, I have hereunto set my hand and affixed
the official seal of this Department
at the City of Albany, this
5th day of April, 2013.

/s/ Jacqueline Catalfamo
Jacqueline Catalfamo
Special Duty Superintendent

Amended and Restated Charter
Of
Lincoln Life & Annuity Company of New York

(under section 1206 of the New York Insurance Law and section 807 of the New
York Business Corporation Law)

We, Dennis R. Glass and Robert O. Sheppard, being the President and Secretary of Lincoln Life & Annuity Company of New York, do herby certify as follows:

1.	The name of the company is Lincoln Life & Annuity Company of New York.
2.	The date the Charter was originally filed with the Superintendent of Insurance of the State of New York was April 2, 2007 under the name Jefferson Pilot LifeAmerica Insurance Company.
3.	Article VI of the Charter is amended to effect the following change by the unanimous approval of the Board of Directors and by the Company’s Shareholder:
a.	To increase the maximum number of the Board of Directors from nine to eleven.
4.	The text of the Charter is hereby amended and restated as follows:

ARTICLE I

NAME
The name of the company shall be Lincoln Life & Annuity Company of New York.

ARTICLE II

CONTINUATION OF CORPORATE EXISTENCE
Pursuant to Section 7120(d)(2) of the Insurance Law of the State of New York, the corporate existence of Jefferson Pilot LifeAmerica Insurance Company, a New Jersey domiciled stock life insurance company, continued as the corporate existence of the Company after its redomestication to New York and shall continue as the corporate existence of the Company after the merger with Lincoln Life & Annuity Company of New York and subsequent name change. The date of incorporation of the company shall be the date of incorporation of Jefferson Pilot LifeAmerica Insurance Company as incorporated under New Jersey law.
ARTICLE III

PRINCIPAL OFFICE

The principal office of the company shall be located in the County of Onondaga, State of New York.

ARTICLE IV

POWERS

The company shall have the power to transact the following kinds of insurance as defined by paragraphs one through three of New York Insurance Law Section 1113(a), and any amendments to such paragraphs or provisions in substitution therefore which may be hereafter adjusted:

1)
Life Insurance, meaning every insurance upon the lives of human beings, and every insurance appertaining thereto, including the granting of endowment benefits, additional benefits in the event of death by accident, additional benefits to safeguard the contract from lapse, accelerated payments of part or all of the death benefit or a special surrender value upon (A) diagnosis of terminal illness defined as a life expectancy of twelve months or less, (B) diagnosis of a medical condition requiring extraordinary medical care or treatment regardless of life expectancy, (C) certification by a licensed health care practitioner of any condition which requires continuous care for the remainder of the insured’s life in an eligible facility or at home when the insured is chronically ill as defined by Section 7702(B) of the Internal Revenue Code and regulations thereunder, provided the accelerated payments qualify under Section 101(g)(3) of the Internal Revenue Code and all other applicable sections of federal law in order to maintain favorable tax treatment, or (D) certification by a licensed health care practitioner that the insured is chronically ill as defined by Section 7702(B) of the Internal Revenue Code and regulations thereunder, provided the accelerated payments qualify under Section 101(g)(3) of the Internal Revenue Code and all other applicable sections of federal law in order to maintain favorable tax treatment and the insurer that issues such policy is a qualified long term care insurance carrier under Section 4980c of the Internal Revenue Code or provide a special surrender value, upon total and permanent disability of the insured, and optional modes of settlement of proceeds. Life insurance also includes additional benefits to safeguard the contract against lapse in the event of unemployment of the insured or in the event the insured is a resident of a nursing home. Amounts paid the insurer for life insurance and proceeds applied under optional modes of settlement or under dividend options may be allocated by the insurer to one of more separate accounts pursuant to section four thousand two hundred forty of the New York Insurance Law.

2)
Annuities, meaning all agreements to make periodical payments for a period certain or where the making or continuance of all or some of a series of such payments, or the amount of any such payment, depends upon the continuance of human life, except payments made under the authority of paragraph one hereof. Amounts paid the insurer to provide annuities and proceeds applied under optional modes of settlement or under dividend options may be allocated by the insurer to one or more separate accounts pursuant to section four thousand two hundred forty of the New York Insurance Law.

3)
Accident and health insurance, meaning (A) insurance against death or personal injury by accident or by any specified kind or kinds of accident and insurance against sickness, ailment or bodily injury, including insurance providing disability benefits pursuant to article nine of the workers’ compensation law, except as specified in item (B) hereof; and (B) non-cancellable disability insurance, meaning insurance against disability resulting from sickness, ailment or bodily injury (but excluding insurance solely against accidental injury) under any contract which does not give the insurer the option to cancel or otherwise terminate the contract at or after one year from its effective date or renewal date.

The Company shall also have the power to effect reinsurance of risks taken by it, and to assume by way of reinsurance similar risk taken by other insurers and reinsurers. In addition, the Company shall have the power to transact any other kind or kinds of business to the extent now or hereafter permitted for life insurance companies under the Insurance Law of the State of New York and necessarily or properly incidental to the kind or kinds of insurance business which the Company is authorized to do.

ARTICLE V

EXERCISE OF CORPORATE POWERS

Section 1. The corporate powers shall be exercised by a Board of Directors and by a President and by one or more Vice Presidents, a Secretary, and a Treasurer and by such other officers and such committees as the Board of Directors may elect or appoint. The Directors shall have all of the qualifications, powers, and authority and shall be subject to all of the limitations as set forth in the Insurance Law of the State of New York.

Section 2. The Board of Directors shall have the power to make, alter, amend or repeal the bylaws of the Company (the “Bylaws”), except in those cases where stockholder action is required by law.

ARTICLE VI

NUMBER OF DIRECTORS

The number of directors shall be as stated in the By-Laws, but in no event shall the number be more than eleven (11) or less that seven (7).

ARTICLE VII

PROVISIONS CONCERNING DIRECTORS AND OFFICERS

Section 1. Each director shall be elected by shareholders at the annual meeting which is to be held on the first Wednesday of May. If such date shall be a legal holiday in the state of New York, the annual meeting shall be held on the next succeeding business day not such a legal holiday at the Company’s principal office. Each Director shall serve until his successor is elected and qualified.

Section 2. The elected officers of the Company shall be a president, a secretary, and a treasurer, and may also include a chairman of the board, and such other officers as the board of directors may determine. Any two or more offices may be held by the same person except the offices of president and secretary.

Section 3. Whenever any vacancy or vacancies shall occur in the Board of Directors by death, resignation, removal or otherwise, a majority of the remaining members of the Board of Directors, at a meeting called for that purpose, or at any regular meeting, shall elect a Director or Directors to fill the vacancy or vacancies thus occasioned, and each Director so elected shall serve until his successor is elected and is qualified. If, because of any vacancy or vacancies in the Board of Directors, the number of Directors shall be less than seven, the Company shall not for that reason be dissolved, but every Director shall continue to hold office and discharge his duties until his successor shall have been elected and qualified.

Section 4. Vacancies in any office may be filled for the remainder of the term in which the same shall occur by a majority vote of the Board of Trustees.

Section 5. At all times, not less than one Director shall be a resident of New York and no Director shall be less than eighteen years of age. A majority of the directors must, during their entire terms of services, be citizens and residents of the United States. Not less than one-third of the Board of Directors shall be persons who are not officers or employees of the Company or any entity controlling, controlled by, or under common control with the company and who are not beneficial owners of a controlling interest in the voting stock of the Company or any such entity. Directors need not be shareholders.

ARTICLE VIII

DURATION

The duration of the existence of the company shall be perpetual.

ARTICLE IX

CAPITAL

The amount of the capital of the Company shall be two million six hundred forty thousand dollars ($2,640,000), which shall consist of one hundred thirty two thousand (132,000) shares of Common Stock with a par value of twenty dollars ($20.00) per share.

ARTICLE X

EXCULPATION

No Director shall be personally liable to the Company or any of its stockholders for damages for any breach of duty as a Director; provided, however, that the foregoing provision shall not eliminate or limit the liability of a Director if a judgment or other final adjudication adverse to him or her established that his or her accts or omissions were in bad faith or involved intentional misconduct or were acts or omissions (i) which he or she knew or reasonable should have known violated the New York Insurance law or (ii) which violated a specific standard of care imposed on Directors directly, and not by reference, by a provision of the New York insurance Law (or any regulations promulgated thereunder) or (iii) which constituted a knowing violation of any other law, or establishes that he or she personally gained in fact a financial profit or other advantage to which he or she was not legally entitled.

4.
The Amended and Restated charter of Lincoln Life & Annuity Company of New York was unanimously adopted by the Board of Directors on December 5, 2012 and by the shareholders of record on December 6, 2012.

In Witness Whereof, each of the undersigned has duly executed this Amended and Restated Charter on the 3rd day of April, 2013, and each of the undersigned hereby affirms the statements contained herein as true under penalties of perjury.

BY: Lincoln Life & Annuity Company of New York

/s/ Dennis R. Glass
Dennis R. Glass, President

/s/ Robert O. Sheppard
Robert O. Sheppard, Secretary